* Explanation of Responses

      As was reflected in a schedule prepared by the Issuer's Transfer Agent, as of January 2, 2004, Mathew and Markson, Ltd. held 10, 560,062 Shares of the Issuer's Common Stock.

      On March 23, 2004, 500,000 shares of the Issuer's Common Stock pledged by Mathew and Markson, Ltd. as collateral for a loan were foreclosed upon by the Lender.

      Therefore, as of March 23, 2004, the total number of Shares of Common Stock of the Issuer held by Mathew and Markson, Ltd. was as follows:

            Prior Balance                          10,560,062 Shares
            (Disposition)                           (500,000 Shares)
            New Balance                            10,060,062 Shares